Exhibit 24

LIMITED POWER OF ATTORNEY FOR
SECTION 16 REPORTING OBLIGATIONS

Know all by these presents, that the undersigned hereby constitutes and appoints  each of Jason T. Liberty, Bradley H. Stein and Carrie Levine Schwartz, each acting individually, as the undersigned’s true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to:

(1)           execute for and on behalf of the undersigned, in the undersigned’s capacity as a reporting person pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder of Royal Caribbean Cruises Ltd. (the “Company”), Forms 3, 4 and 5 (including any amendments thereto) in accordance with Section 16(a) of the Exchange Act;

(2)           do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and timely file such form with the United States Securities and Exchange Commission and stock exchange or similar authority;

(3)           take any other action of any type whatsoever in connection with the foregoing  which, in the opinion of any of such attorneys-in-fact, may be of benefit to, in the best interest of , or legally required by, the undersigned, it being understood that the documents executed by any of such attorneys-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as any of such attorneys-in-fact may approve in the discretion of any of such attorneys-in-fact.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that any of such attorneys-in-fact, or the substitute or substitutes of any of such attorneys-in-fact, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.

The undersigned acknowledges that:

(1)   this Power of Attorney replaces and supersedes in its entirety that Limited Power of Attorney for Section 16 Reporting Obligations previously executed by the undersigned in favor of Brian J. Rice, Bradley H. Stein and Carrie Levine Schwartz;

(2)   this Power of Attorney authorizes, but does not require, each such attorney-in-fact to act in their discretion on information provided to such attorney-in-fact without independent verification of such information;

(3)   neither the Company nor either of such attorneys-in-fact assumes (i) any liability for the undersigned’s responsibility to comply with the requirements of the Exchange Act, or (ii) any liability of the undersigned for any failure to comply with such requirements.

This Power of Attorney shall become automatically effective upon the undersigned’s election as a director of the Company at the 2012 Annual Shareholders Meeting and shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned’s holdings of the transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.  If the undersigned is not elected as a director at the 2012 Annual Shareholders Meeting, this Power of Attorney shall have no force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed on this 11 day of September, 2013.

Signature: /s/ Ann S. Moore

Name:     Ann S.  Moore